Exhibit 12
MICHIGAN BELL TELEPHONE COMPANY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

					  Three Months              Three Months
					     Ended                     Ended
					    March 31                  March 31
					      1994                     1993

1. Earnings

   (a) Income before interest
	expense and income taxes            $17,404                 $133,579

   (b) Single Business Tax                    7,350                    6,870

   (c) Portion of rental expense
	 representative of the
	 interest factor (1) (2)              3,195                    3,505

	 Total  1.(a) through (c)           $27,949                 $143,954

2. Fixed Charges

   (a) Total interest deductions            $23,887                  $27,195

   (c) Portion of rental expense
	 representative of the
	 interest factor (1) (2)              3,195                    3,505

	 Total 2.(a) and (b)                $27,082                  $30,700


3. Ratio  (1. divided by 2.)                 1.03 (3)                  4.69


   (1)  The Company considers 1/3 of
rental expense to be the amount
representing return on capital and
therefore it must be included in
fixed charges.

   (2)   Earnings are income before income
taxes and fixed charges. Since the
Single Business Tax and rental
expense have already been
deducted, the Tax and the 1/3
portion of rental expense
considered to be fixed charges are
added back.

   (3)  The results for the first quarter of
1994 reflect a $137.8 million pre-
tax charge for work force
restructuring (see M,D&A
discussion of this charge).  This
charge will be primarily funded
from the Ameritech pension plan.